EXHIBIT 99.1

Press Release

Capital Automotive Reports Second Quarter Results;
Real Estate Investments Exceed $2 Billion

MCLEAN, Va., July 29, 2004 — Capital Automotive REIT (Nasdaq: CARS), the nation’s leading specialty finance company for automotive retail real estate, today announced financial results for the second quarter ended June 30, 2004.

Total revenues were $49.0 million for the quarter, an 18% increase from revenues of $41.4 million in the second quarter of 2003. Total revenues for the six-month period ended June 30, 2004 were $97.3 million, a 21% increase from revenues of $80.7 million in the same period in 2003.

Included in the Company’s results as set forth below is a debt extinguishment charge related to the balance sheet restructuring that occurred during the quarter, as more fully described in the Financing Highlights section below, totaling $ 8.7 million, or $0.20 per share for both net income available to common shareholders and Funds From Operations (FFO) available to common shareholders.

After giving effect to the debt extinguishment charge, net income available to common shareholders for the quarter decreased 35% to $8.3 million as compared to $12.7 million in the same quarter last year. Net income on a diluted per share basis decreased 44% to $0.23 per share from $0.40 per share in the same quarter last year. Net income available to common shareholders for the six-month period increased 1% to $25.0 million as compared to $24.6 million for the same period last year. Net income on a diluted per share basis decreased 14% to $0.71 per share from $0.82 per share for the same period last year. Excluding the debt extinguishment charge, net income on a diluted share basis increased 5%, to $0.42 per share, for the quarter ended June 30, 2004 from the same quarter last year and increased 11%, to $0.91 per share, for the six-month period ended June 30, 2004 from the same period last year.

FFO available to common shareholders for the quarter decreased 21% to $18.7 million as compared to $23.8 million for the same quarter last year. FFO on a diluted per share basis decreased 29% to $0.42 per share from $0.60 per share for the same quarter last year. FFO available to common shareholders for the six-month period ended June 30, 2004 increased less than 1% to $46.9 million as compared to $46.7 million for the same period last year. FFO on a diluted per share basis decreased 10% to $1.08 per share from $1.20 per share for the same period last year. Excluding the debt extinguishment charge, FFO on a diluted share basis increased 4%, to $0.62 per share, for the quarter ended June 30, 2004 from the same quarter last year and increased 7%, to $1.28 per share, for the six-month period ended June 30, 2004 from the same period last year.

8270 Greensboro Drive, Suite 950   McLean, Virginia 22102
MAIN (703)288-3075 FAX (703)288-3375 WEBSITE www.capitalautomotive.com

As previously announced, the Company’s Board of Trustees declared a cash dividend of $0.4230 per common share for the second quarter, payable on August 20, 2004 to shareholders of record as of August 9, 2004. This is the 26th consecutive increase in the quarterly dividend and represents an annualized rate of $1.692 per share and a 5.9% yield based on Tuesday’s closing common stock price. The Company’s dividend payout ratio (excluding the debt extinguishment charge) for the second quarter was approximately 69% of FFO available to common shareholders. The Company reaffirms its 2004 annual dividend guidance of $1.70 per share, of which approximately 10-15% is estimated to be a return of capital, which is not taxed as ordinary income to its shareholders.

The Company’s Board of Trustees also declared a dividend for the period commencing May 1, 2004 and ending on July 31, 2004 of $0.46875 per Series A Cumulative Redeemable Preferred Shares and its initial preferred dividend payment equal to $0.5222 per Series B Cumulative Redeemable Share, which is the pro-ration of the regular quarterly dividend of $0.50 from the date of original issue (April 27, 2004) through July 31, 2004. The preferred dividends are payable on August 16, 2004 to shareholders of record as of August 2, 2004. The dividends represent annualized rates of $1.875 per Series A preferred share and a yield of 7.5% and $2.00 per Series B preferred share and a yield of 7.9%, based on Tuesday’s closing preferred stock prices.

Real Estate Investments

During the second quarter, the Company increased its net real estate investments by approximately $120.4 million, bringing the total increase in investments for the year to $144.2 million.

Property Investments

During the second quarter, the Company completed approximately $126 million in real estate investments, including sale-leaseback financing on 14 auto retail properties to six dealer groups, including two new tenants. These dealer groups consist primarily of Top 100 dealer groups, both private and publicly-traded. Also included in the second quarter investments was approximately $18 million in construction improvements, transacted with six existing tenants. Several of the properties acquired this quarter will undergo major renovations by the tenants over the next 12 to 24 months, which the Company has committed up to $75 million to fund. The second quarter real estate investments contain 28 automotive franchises located in 13 states (California, Florida, Georgia, Illinois, Louisiana, Maryland, Michigan, New Jersey, North Carolina, Ohio, South Carolina, Texas and Virginia) and have a weighted average initial lease term of approximately 17 years, with multiple renewal options exercisable at the option of the tenants. The investments were funded with approximately $70.0 million from borrowings on the Company’s short-term credit facilities, with the issuance of $10.1 million in operating partnership units at an average price of $28.61 per unit, and with cash on hand.

Commenting on today’s news, Thomas D. Eckert, President and Chief Executive Officer, stated, “We had a tremendous quarter, completing more than $125 million in transactions. More important than exceeding $2 billion in assets however, is the consistently strong performance of our portfolio throughout our history. We continue to execute our core strategy of partnering with high quality dealer groups and providing our tenants with timely, cost effective, value-added capital solutions for their real estate needs. With the substantial improvements made to our balance sheet over the past six months, we have significantly lowered our debt cost, allowing us to capitalize on our robust pipeline of transactions while delivering solid, risk-adjusted returns.”

Property Dispositions

During the second quarter, the Company sold two auto retail locations, for approximately $3.5 million, to one dealer group, resulting in a combined gain of approximately $315,000 before minority interest. In exchange for early termination of the leases, the Company received approximately $175,000 in lease termination fees, which was recorded during the second quarter. In addition, the Company sold five auto retail locations back to a tenant for $6.7 million in net proceeds, consisting of $700,000 in cash and a $6 million secured first mortgage note, with significant additional collateral, as well as personal guarantees. The secured mortgage is a three-year, interest-only note. The gain on this sale has been deferred.

The earnings generated from these real estate dispositions, including the combined recognized gain and the lease termination fees, have been reported as discontinued operations.

Portfolio Highlights

As of June 30, 2004, Capital Automotive’s portfolio was 100% occupied. On a quarterly basis, the Company performs a credit review of virtually all tenants in its portfolio utilizing their financial statements. The Company’s rent coverage ratio, which is one of the primary metrics the Company uses to define the stability of its tenants’ cash flow, remains high. As of March 31, 2004, the weighted average operating cash flow of the Company’s tenants exceeded 3.25 times the amount of their rental payments. At the end of the second quarter, the Company held lease security deposits and letters of credit totaling approximately $12.2 million. Additionally, as of June 30, 2004, the Company had accumulated depreciation of approximately $128.6 million representing approximately 6.3% of its real estate asset portfolio. The weighted average remaining lease term of the portfolio is 11.7 years as of June 30, 2004 and the earliest meaningful lease expirations do not occur until 2008.

Financing Highlights

As previously announced, during the second quarter of 2004, the Company completed a significant restructuring of its balance sheet by paying off a portion of its outstanding debt with Ford Motor Credit Corporation (Ford). As described in the Company’s first quarter 2004 earnings release on April 28, 2004, the Company repaid $214 million of its secured mortgage debt outstanding with Ford, of which approximately $161 million was variable rate debt, with a weighted average spread over LIBOR of 226 basis points. The remaining $53 million was variable rate debt swapped to fixed rate bearing interest at approximately 7.6%. The net proceeds used to repay this debt were derived from a series of debt and equity transactions, borrowings on the Company’s short-term credit facilities, which were subsequently repaid, and cash on hand. In addition, on April 1, 2004, the Company terminated its $60 million unsecured credit facility. As a result of this restructuring, the Company incurred a debt extinguishment charge totaling $4.9 million, or $0.11 per share for both net income available to common shareholders and FFO available to common shareholders.

In May, subsequent to the issuance of the Company’s first quarter 2004 earnings release, the Company repaid the remainder of its outstanding Ford debt totaling $92 million, which had an effective interest rate of approximately 7.84%, and related prepayment penalties totaling approximately $2.2 million. As a result, the Company incurred an additional debt extinguishment charge, totaling $3.8 million, or $0.09 per share for both net income available to common shareholders and FFO available to common shareholders, including the write-off of $1.6 million of deferred loan fees.

The debt was repaid with a portion of net proceeds derived from the Company’s public offering of $110 million of 6% Convertible Notes (the “Notes”). The notes are due May 15, 2024, with a conversion premium of 30%, equating to an initial conversion price of approximately $35.57 per share, subject to certain adjustments. The Company may redeem the Notes on or after May 15, 2009 for cash. The holders have a put option exercisable on May 15, 2009, May 15, 2014 and May 15, 2019, payable in cash, or under certain circumstances, in common shares, by the Company. In accordance with GAAP, the Notes will be accounted for as debt, and interest expense recorded, until conversion of the Notes. In addition, the deferred loan fees associated with this debt are being amortized over a five-year period, resulting in an effective interest rate of approximately 6.55%.

By completing the restructuring during the second quarter, the Company significantly improved its balance sheet flexibility while continuing its strategy of match-funding its debt with its leases. Specifically, the Company accomplished the following:

•	Replaced $306 million of secured financing with unsecured financing and equity capital;

•	Reduced the Company’s long-term variable rate debt by approximately $60 million;

•	Increased the Company’s unencumbered assets. Unencumbered assets as of June 30, 2004 totaled nearly $800 million;

•	Reduced future amortization requirements by approximately $81 million over the remaining terms of the repaid debt, including approximately $12 million in amortization previously scheduled within the next 12 months. This also improved the Company’s overall leverage and debt service and fixed charge coverage ratios; and

•	Extended the weighted average remaining term of the Company’s long-term debt.

The Company is currently negotiating an unsecured revolving credit and term loan facility (“Facility”) to replace the credit facility it terminated in April and to refinance certain of its existing secured debt. The Facility is anticipated to be syndicated with multiple participating financial institutions including several new funding sources for the Company. The revolving credit portion of the Facility is anticipated to be $200 million with an option to increase it to $350 million during the three-year term. The term loan portion of the Facility is anticipated to be a $150 million five-year unsecured term loan. Pricing for the Facility, which will be determined based on the Company’s leverage or the Company’s debt rating, if elected, is expected to be at 145 basis points over LIBOR based on the Company’s projected leverage at closing. The Company anticipates closing the Facility during the third quarter of 2004. The Company has continued to use its secured lines of credit, which are priced at approximately 300 basis points over LIBOR, while negotiating the Facility.

As of June 30, 2004, total assets and real estate investments before accumulated depreciation were approximately $2.1 billion and $2.05 billion, respectively. Total long-term mortgage and unsecured debt was $1.02 billion and total draws outstanding under the Company’s short-term credit facilities were $77.0 million. The Company’s debt to assets (total assets plus accumulated depreciation) ratio was approximately 52% and debt to total market capitalization was approximately 43% as of June 30, 2004. As of June 30, 2004, the Company’s long-term debt had a weighted average remaining term of 10.8 years. The Company’s earliest significant long-term debt maturity is not until 2009.

The Company uses a disciplined approach of matching the term and interest rate nature (fixed or variable rate) of its long-term debt to its leases. The Company uses this process, which it refers to as “match-funding,” to substantially lock in its investment spreads during the initial lease term. As of June 30, 2004, the ratio of the remaining weighted average term of the Company’s debt (including borrowings on its credit facilities) to the remaining weighted average initial term of its leases was 86% match-funded. As of June 30, 2004, the Company’s total outstanding fixed rate debt equaled approximately 49% of its total real estate investments subject to fixed rate leases. The weighted average remaining term of its fixed rate leases was 11.7 years and the weighted average remaining term of its outstanding fixed rate debt was 10.9 years. As a result, the Company’s fixed rate leases and debt were 93% match-funded. The Company’s total outstanding variable rate debt equaled approximately 72% of its total real estate investments subject to variable rate leases. The weighted average remaining term of its variable rate leases was 12.0 years and the weighted average remaining term of its outstanding variable rate debt was 8.0 years. As a result, variable rate leases and debt were 66% match-funded.

Earnings Guidance

As a result of the Company’s second quarter acquisition activity and the additional $0.09 per diluted share charge related to the Ford payoff, which occurred subsequent to the Company’s release of earnings guidance on April 28, 2004, the Company is revising its 2004 FFO guidance range from $2.44 to $2.48 per diluted share to $2.38 to $2.40 per diluted share and its net income guidance range from $1.63 to $1.67 per diluted share to $1.57 to $1.59 per diluted share.

Excluding the debt extinguishment charge of approximately $8.7 million, or $0.20 per diluted share for both FFO and net income, the Company is increasing its 2004 FFO guidance range from $2.55 to $2.59 per diluted share to $2.58 to $2.60 per diluted share and its net income guidance range from $1.74 to $1.78 per diluted share to $1.77 to $1.79 per diluted share. The increase in the Company’s guidance, excluding the debt extinguishment charge, is a result of the acquisition volume during the quarter, the Company’s lower cost of debt achieved through the restructuring and the current interest rate environment. In addition, the Company’s 2004 guidance assumes $200 million in net real estate investments. The high end of the Company’s earnings guidance assumes LIBOR remains at its current level, which is approximately 1.4%, which is 20 basis points higher than the Company’s previous guidance. The low end of the range assumes LIBOR rises from current levels to 2.0% during 2004.

David S. Kay, Senior Vice President, Chief Financial Officer and Treasurer added, “We continue to look for opportunities to unencumber our balance sheet that will create options for us to diversify our financing sources and increase financing flexibility. The restructuring should also enable us to lower our funding costs due to the improvement in our corporate credit. Our new unsecured credit facility, anticipated to close in the third quarter, furthers our strategy of utilizing more unsecured debt and lowering our debt costs. Excluding our debt extinguishment charge, we are pleased to once again increase our earnings guidance.”

About Capital Automotive

Capital Automotive, headquartered in McLean, Virginia, is a self-administered, self-managed real estate investment trust that acquires real property and improvements used by operators of multi-site, multi-franchised automotive dealerships and related businesses. Additional information on Capital Automotive is available on the Company’s Website at http://www.capitalautomotive.com.

As of June 30, 2004, the Company had invested more than $2.0 billion in 330 properties, consisting of approximately 473 automotive franchises in 31 states. Approximately 77% of the Company’s total real estate investments are located in the top 50 metropolitan areas in the U.S. in terms of population. Approximately 73% of the Company’s portfolio is invested in properties leased to the “Top 100” dealer groups as published by Automotive News. The properties are leased under long-term, triple-net leases with a weighted average initial lease term of 14.9 years.

Certain matters discussed within this press release are forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions, the Company’s future operations will depend on a number of factors that may differ, some materially, from the Company’s assumptions. These factors, which could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements, include risks that our tenants will not pay rent; risks related to our reliance on a small number of tenants for a significant portion of our revenue; risks of financing, such as increases in interest rates, our ability to meet existing financial covenants and to consummate planned and additional financings on terms that are acceptable to us; risks that our growth will be limited if we cannot obtain additional capital or refinance our maturing debt; risks that planned and additional acquisitions may not be consummated; risks that competition for acquisitions could result in increased acquisition prices and costs as well as a reduction in capitalization rates; risks related to the automotive industry, such as the ability of our tenants to compete effectively in the automotive retail industry or operate profitably and the ability of our tenants to perform their lease obligations as a result of changes in any manufacturer’s production, supply, vehicle financing, incentives, warranty programs, marketing or other practices or changes in the economy generally; risks generally incident to the ownership of real property, including adverse changes in economic conditions, changes in the investment climate for real estate, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies and the relative illiquidity of real estate; risks related to our financing of new construction and improvements; environmental and other risks associated with the acquisition and leasing of automotive properties; risks that litigation judgments or settlements could have a material adverse effect on our results of operations and financial condition; risks related to our status as a REIT for federal income tax purposes, such as the existence of complex regulations relating to our status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; and those risks detailed from time to time in the Company’s SEC reports, including its Form 8-K/A filed on March 12, 2004, its annual report on Form 10-K and its quarterly reports on Form 10-Q. The Company makes no promise to update any of the forward-looking statements.

Contact Information
David S. Kay
Senior Vice President, Chief Financial Officer and Treasurer
Capital Automotive REIT
703.394.1302

CAPITAL AUTOMOTIVE REIT
UNAUDITED SUPPLEMENTAL FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Statements of Operations:
Revenue:
Rental	$48,423	$40,964	$95,722	$80,047
Interest and other	588	415	1,558	638

Total revenue	49,011	41,379	97,280	80,685

Expenses:
Depreciation and amortization	8,981	7,420	17,700	14,585
General and administrative	2,994	2,393	5,735	4,626
Interest	16,067	16,137	33,297	31,180
Debt extinguishment charge	8,712	—	8,712	—

Total expenses	36,754	25,950	65,444	50,391

Income from continuing operations before minority interest	12,257	15,429	31,836	30,294

Minority interest	(1,678)	(3,285)	(4,971)	(6,714)

Income from continuing operations	10,579	12,144	26,865	23,580

Income from discontinued operations, net of minority interest	238	544	1,545	1,009
Gain on sale of real estate, net of minority interest	259	23	1,212	58

Total discontinued operations	497	567	2,757	1,067

Net income	11,076	12,711	29,622	24,647

Preferred share dividends	(2,776)	—	(4,628)	—

Net income available to common shareholders	$8,300	$12,711	$24,994	$24,647

Basic earnings per common share:
Income from continuing operations	$0.22	$0.40	$0.63	$0.80
Net income	$0.23	$0.41	$0.71	$0.84

Diluted earnings per common share:
Income from continuing operations	$0.21	$0.39	$0.63	$0.78
Net income	$0.23	$0.40	$0.71	$0.82

Weighted average number of common shares — basic	36,057	30,670	35,053	29,481

Weighted average number of common shares — diluted	36,501	31,618	35,587	30,418

Reconciliation of Net Income to Funds From Operations (FFO) and FFO Available to Common Shareholders:
Net income	$11,076	$12,711	$29,622	$24,647
Adjustments:
Add: Real estate depreciation and amortization	8,967	7,658	17,772	15,065
Add: Minority interest related to income from continuing operations and income from discontinued operations	1,729	3,432	5,321	7,001
Less: Gain on sale of real estate	(259)	(23)	(1,212)	(58)

FFO (A)	21,513	23,778	51,503	46,655
Less: Preferred share dividends	(2,776)	—	(4,628)	—

FFO available to common shareholders	18,737	23,778	46,875	46,655

Basic FFO per common share	$0.43	$0.61	$1.09	$1.23

Diluted FFO per common share	$0.42	$0.60	$1.08	$1.20

Weighted average number of common shares and units — basic	43,822	38,970	42,822	37,873

Weighted average number of common shares and units — diluted	44,265	39,918	43,356	38,811

Other financial information:
Straight-lined rental revenue	$1,070	$1,290	$2,188	$2,485

2004 Earnings Guidance and Reconciliation of Net Income to Funds From Operations (FFO) and FFO Available to Common Shareholders:

	Projected Year Ended
	December 31, 2004
	Low-End	High-End
Net income	$67,800	$68,600
Adjustments:
Add: Real estate depreciation and amortization	36,700	36,700
Add: Minority interest related to income from continuing operations and income from discontinued operations	12,543	12,743
Less: Gain on sale of real estate	(1,212)	(1,212)

FFO (A)	115,831	116,831
Less: Preferred share dividends	(10,931)	(10,931)

FFO available to common shareholders	$104,900	$105,900

Weighted average number of common shares used to compute fully diluted earnings per common share	36,200	36,200
Weighted average number of common shares and units used to compute fully diluted FFO per common share	44,100	44,100

Net income per diluted common share (B)	$1.57	$1.59

FFO per diluted common share (B)	$2.38	$2.40

(A) The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under generally accepted accounting principles (GAAP). FFO, as defined under the revised definition adopted in April 2002 by NAREIT and as presented by the Company, is net income (computed in accordance with GAAP) plus depreciation and amortization of assets unique to the real estate industry, plus minority interest related to income from continuing operations and income from discontinued operations, and excluding gains from sales of property, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income) and should not be considered an alternative to net income as an indication of our performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, and because industry analysts have accepted it as a performance measure.

(B) Both low-end and high-end projections include a debt extinguishment charge of approximately $8.7 million, or $0.20 per diluted share, recorded during the second quarter of 2004.

Calculation of Interest Coverage and Debt Service Coverage Ratios:

     We consider the interest coverage and debt service coverage ratios meaningful financial performance measures of liquidity as they provide our investors with information pertaining to our ability to satisfy our debt service requirements. These measures are typically used by our lenders in assessing our compliance with certain debt covenants. These ratios are considered non-GAAP financial measures because they are calculated using Earnings Before Interest, Taxes, Depreciation and Amortization, commonly referred to as EBITDA. These ratios should not be considered an alternative measure of operating results or cash flow from operations as determined in accordance with GAAP.

     The following is a calculation of these ratios for the three months and twelve months ended June 30, 2004 (dollars in thousands). The calculation includes a reconciliation of EBITDA to its most directly comparable GAAP measure, net income.

	Three months	Twelve months
	ended June 30,	ended June 30,
	2004	2004
Interest Coverage Ratio:
Net income before minority interest*	$21,572	$77,615
Interest Expense	16,067	66,349
Depreciation and amortization	8,983	33,826

EBITDA	$46,622	$177,790
Interest Coverage Ratio (EBITDA divided by Interest Expense and Preferred Dividends)	2.5	2.5

Debt Service Coverage Ratio (DSCR):
Interest Expense	$16,067	$66,349
Preferred Dividends	2,776	5,039
Principal amortization for the period	6,913	35,150

	$25,756	$106,538
DSCR (EBITDA divided by Interest Expense + Principal Amortization + Preferred Dividends)	1.8	1.7

*	Both the three months and twelve months ended June 30, 2004 exclude the debt extinguishment charge of approximately $8.7 million recorded during the second quarter of 2004.

	June 30,	December 31,
	2004	2003
Selected Balance Sheet Data (in thousands)
Real estate before accumulated depreciation	$2,036,356	$1,874,810
Real estate investments, at cost	2,049,758	1,905,327
Cash and cash equivalents	15,396	13,352
Other assets*	73,840	89,670
Total assets	1,996,984	1,861,585
Mortgage debt	781,814	1,066,084
Unsecured debt**	232,164	4,425
Borrowings under credit facilities	77,010	75,009
Total other liabilities***	40,756	34,341
Minority Interest	128,044	112,452
Total shareholders’ equity	737,196	569,274

* Other assets includes:
Straight-lined rents receivable	18,395	16,706
Deferred loan fees, net	22,492	18,113
Restricted cash	14,558	20,183
Secured notes	13,403	30,517

** Net of fair value swap valuation	7,136	—

*** Other liabilities includes:
Security deposits	6,954	7,568
Derivative instrument liability	12,499	13,541

Total shares outstanding	36,598	33,033
Total shares and units outstanding	44,710	40,883

	June 30,	December 31,
	2004	2003
Selected Portfolio Data (unaudited)
Properties	330	331
States	31	30
Land acres	2,480	2,323
Square footage of buildings (in millions)	14.2	13.6
Weighted average initial lease term (in years)	14.9	14.7
Franchises	473	445